Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Results for Fiscal 2024 Second Quarter

VONORE, Tenn. – February 7, 2024 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2024 second quarter ended December 31, 2023.

The highlights, commentary, and results provided herein relate to our continuing operations.

Highlights:

▪
Net sales for the second quarter was $99.5 million, down 37.5% from the prior-year period
▪
Net income from continuing operations was $5.9 million, or $0.35 per diluted share
▪
Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.37, down 69.2% from the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $9.8 million, down 67.2% from the prior-year period
▪
Share repurchases of $4.4 million during the quarter
▪
Ended the quarter with cash and investments of $108.8 million

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Our business performed well during the second quarter by exceeding previously issued guidance, despite continuing macroeconomic uncertainty and a highly competitive retail environment. Near-term, we remain focused on rebalancing dealer inventories with anticipated retail demand. As we anticipate moving beyond inventory rebalancing, we are prudently investing in targeted initiatives that will take advantage of the industry’s positive, underlying secular trends and accelerate our growth. Soon we will be launching a new pontoon brand built in our Crest facility. This new brand is an example of why we are confident in our ability to deliver long-term growth for our shareholders.”

Brightbill continued, “We continue to exercise a disciplined approach to capital allocation. Year-to-date, we have generated $19.2 million of cash flow from operations and our strong balance sheet provides us with the financial flexibility to pursue our strategic growth initiatives while also returning excess cash to shareholders. During the quarter, we spent approximately $4.4 million to repurchase more than 214,000 shares of our common stock. Since initiating our share repurchase program in June 2021, we have repurchased $58.6 million of our common stock and reduced our shares outstanding by more than twelve percent.”

Second Quarter Results

For the second quarter of fiscal 2024, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $99.5 million, down $59.7 million from the second quarter of fiscal 2023. The decrease in net sales is due to lower unit volume and an increase in dealer incentives, partially offset by higher prices and favorable mix and options. Dealer incentives include higher floor plan financing costs as a result of increased dealer inventories and interest rates, and other incentives as the retail environment remains competitive.

Gross margin percentage declined 520 basis points during the second quarter of fiscal 2024, when compared to the same prior-year period. Lower margins were the result of lower cost absorption due to planned decreased sales volume, higher dealer incentives, and higher costs related to material, labor and overhead inflation, partially offset by higher prices.

Operating expenses were relatively consistent for the second quarter of fiscal 2024, compared to the prior-year period. In pursuit of growth initiatives, we continue to invest in product development and marketing.

Net income from continuing operations was $5.9 million for the second quarter of fiscal 2024, compared to $20.0 million in the prior-year period. Diluted net income from continuing operations per share was $0.35, compared to $1.12 for the second quarter of fiscal 2023.

Adjusted Net Income decreased to $6.3 million for the second quarter of fiscal 2024, or $0.37 per diluted share, compared to $21.3 million, or $1.20 per diluted share, in the prior-year period.

Adjusted EBITDA was $9.8 million for the second quarter of fiscal 2024, compared to $29.8 million in the prior-year period. Adjusted EBITDA margin was 9.8 percent for the second quarter, down from 18.7 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Views regarding the economic outlook remain mixed and uncertain, which is limiting retail demand visibility. The retail environment has become increasingly competitive as industry participants react to lower demand and higher inventory levels. The resulting increase in promotional activity will likely pressure margins across the industry. We continue to monitor retail results, assess the overall business and economic environment, and accordingly adjust our production and shipment plan. We expect to have a clearer picture of retail demand as we progress through the third and fourth quarters.”

The Company’s outlook is as follows:

•
Looking forward, we are narrowing our guidance range for the full year. Consolidated net sales is now expected to be between $400 million and $412 million, with Adjusted EBITDA between $42 million and $47 million, and Adjusted Earnings per share between $1.53 and $1.78. We expect capital expenditures to be approximately $20 million for the full year.
•
For the third quarter of fiscal 2024, consolidated net sales is expected to be approximately $92 million, with Adjusted EBITDA of approximately $7 million, and Adjusted Earnings per share of approximately $0.23.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal second quarter 2024 results today, February 7, 2024, at 8:30 a.m. EST. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Aviara. Through these three brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; and our intention to drive value and accelerate growth.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, and geopolitical conflicts, such as the conflict between Russia and Ukraine and the conflict in the Gaza Strip. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2023, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Six Months Ended December 31, 2023

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,	January 1,	December 31,	January 1,
	2023	2023	2023	2023

Net sales	$99,481	$159,188	$203,698	$328,704
Cost of sales	80,752	120,961	163,133	244,504
Gross profit	18,729	38,227	40,565	84,200
Operating expenses:
Selling and marketing	3,150	3,042	6,614	6,821
General and administrative	8,111	8,235	17,468	17,718
Amortization of other intangible assets	450	489	912	978
Total operating expenses	11,711	11,766	24,994	25,517
Operating income	7,018	26,461	15,571	58,683
Other income (expense):
Interest expense	(854)	(666)	(1,732)	(1,228)
Interest income	1,415	621	2,766	772
Income before income tax expense	7,579	26,416	16,605	58,227
Income tax expense	1,652	6,433	3,602	13,609
Net income from continuing operations	5,927	19,983	13,003	44,618
Loss from discontinued operations, net of tax	(41)	(300)	(922)	(20,867)
Net income	$5,886	$19,683	$12,081	$23,751

Net income (loss) per share
Basic
Continuing operations	$0.35	$1.13	$0.76	$2.51
Discontinued operations	—	(0.02)	(0.05)	(1.18)
Net income	$0.35	$1.11	$0.71	$1.33

Diluted
Continuing operations	$0.35	$1.12	$0.76	$2.49
Discontinued operations	(0.01)	(0.01)	(0.06)	(1.16)
Net income	$0.34	$1.11	$0.70	$1.33

Weighted average shares used for computation of:
Basic earnings per share	17,010,116	17,669,645	17,083,204	17,807,853
Diluted earnings per share	17,091,633	17,774,329	17,158,124	17,903,027

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,	June 30,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,246	$19,817
Held-to-maturity securities	72,538	91,560
Accounts receivable, net of allowances of $38 and $122, respectively	8,786	15,741
Inventories, net	43,056	58,298
Prepaid expenses and other current assets	9,684	10,083
Total current assets	170,310	195,499
Property, plant and equipment, net	77,746	77,921
Goodwill	28,493	28,493
Other intangible assets, net	34,550	35,462
Deferred income taxes	12,769	12,428
Deferred debt issuance costs, net	341	304
Other long-term assets	7,577	3,869
Total assets	$331,786	$353,976
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,205	$20,391
Income tax payable	438	5,272
Accrued expenses and other current liabilities	65,590	72,496
Current portion of long-term debt, net of unamortized debt issuance costs	4,368	4,381
Total current liabilities	80,601	102,540
Long-term debt, net of unamortized debt issuance costs	47,075	49,295
Unrecognized tax positions	7,936	7,350
Operating lease liabilities	2,843	2,702
Total liabilities	138,455	161,887
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 17,033,805 shares at December 31, 2023 and 17,312,850 shares at June 30, 2023	170	173
Additional paid-in capital	65,060	75,976
Retained earnings	127,901	115,820
MasterCraft Boat Holdings, Inc. equity	193,131	191,969
Noncontrolling interest	200	120
Total equity	193,331	192,089
Total liabilities and equity	$331,786	$353,976

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	December 31,	January 1,		December 31,	January 1,
	2023	2023	Change	2023	2023	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	491	776	(36.7)%	985	1,557	(36.7)%
Crest	365	776	(53.0)%	727	1,622	(55.2)%
Aviara	28	34	(17.6)%	53	66	(19.7)%
Consolidated	884	1,586	(44.3)%	1,765	3,245	(45.6)%
Net sales:
MasterCraft	$72,699	$108,665	(33.1)%	$148,535	$221,685	(33.0)%
Crest	17,051	36,665	(53.5)%	35,520	80,226	(55.7)%
Aviara	9,731	13,858	(29.8)%	19,643	26,793	(26.7)%
Consolidated	$99,481	$159,188	(37.5)%	$203,698	$328,704	(38.0)%
Net sales per unit:
MasterCraft	$148	$140	5.7%	$151	$142	6.3%
Crest	47	47	—%	49	49	—%
Aviara	348	408	(14.7)%	371	406	(8.6)%
Consolidated	113	100	13.0%	115	101	13.9%
Gross margin	18.8%	24.0%	(520) bps	19.9%	25.6%	(570) bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as net income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustment includes share-based compensation. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization and share-based compensation.

EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

Beginning in the first quarter of fiscal 2023, due to the effects of discontinued operations, as discussed above, the Company's non-GAAP financial measures are presented on a continuing operations basis, for all periods presented.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended				Six Months Ended
	December 31,	% of Net	January 1,	% of Net	December 31,	% of Net	January 1,	% of Net
	2023	sales	2023	sales	2023	sales	2023	sales
Net income from continuing operations	$5,927	6.0%	$19,983	12.6%	$13,003	6.4%	$44,618	13.6%
Income tax expense	1,652		6,433		3,602		13,609
Interest expense	854		666		1,732		1,228
Interest income	(1,415)		(621)		(2,766)		(772)
Depreciation and amortization	2,758		2,610		5,484		5,211
EBITDA	9,776	9.8%	29,071	18.3%	21,055	10.3%	63,894	19.4%
Share-based compensation	9		745		948		1,865
Adjusted EBITDA	$9,785	9.8%	$29,816	18.7%	$22,003	10.8%	$65,759	20.0%

The following table sets forth a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	December 31,	January 1,	December 31,	January 1,
	2023	2023	2023	2023
Net income from continuing operations	$5,927	$19,983	$13,003	$44,618
Income tax expense	1,652	6,433	3,602	13,609
Amortization of acquisition intangibles	450	462	912	924
Share-based compensation	9	745	948	1,865
Adjusted Net Income before income taxes	8,038	27,623	18,465	61,016
Adjusted income tax expense (a)	1,768	6,353	4,062	14,034
Adjusted Net Income	$6,270	$21,270	$14,403	$46,982

Adjusted net income per common share
Basic	$0.37	$1.20	$0.84	$2.64
Diluted	$0.37	$1.20	$0.84	$2.62
Weighted average shares used for the computation of (b):
Basic Adjusted net income per share	17,010,116	17,669,645	17,083,204	17,807,853
Diluted Adjusted net income per share	17,091,633	17,774,329	17,158,124	17,903,027

(a)
For fiscal 2024 and 2023, income tax expense reflects an income tax rate of 22.0% and 23.0%, respectively, for each period presented.
(b)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	December 31,	January 1,	December 31,	January 1,
	2023	2023	2023	2023
Net income from continuing operations per diluted share	$0.35	$1.12	$0.76	$2.49
Impact of adjustments:
Income tax expense	0.09	0.36	0.21	0.76
Amortization of acquisition intangibles	0.03	0.03	0.05	0.05
Share-based compensation	—	0.04	0.06	0.10
Adjusted Net Income per diluted share before income taxes	0.47	1.55	1.08	3.40
Impact of adjusted income tax expense on net income per diluted share before income taxes (a)	(0.10)	(0.35)	(0.24)	(0.78)
Adjusted Net Income per diluted share	$0.37	$1.20	$0.84	$2.62

(a)
For fiscal 2024 and 2023, income tax expense reflects an income tax rate of 22.0% and 23.0%, respectively, for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Bobby Potter

Vice President of Strategy and Investor Relations

Email: investorrelations@mastercraft.com

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